Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

Notice to the Market

Recognition of Judicial Reorganization Proceeding in Portugal

Oi S.A. – In Judicial Reorganization (“Company”) hereby informs its shareholders and the market in general that, on this date, it learned of a judgment rendered on August 9, 2017 by the Commercial Court of Lisbon – Judge Number 5 of the Judicial Court of the Region of Lisbon, recognizing, with respect to Oi Móvel S.A. – In Judicial Reorganization, the decision rendered by the 7th Corporate Court of the District of the Capital of the State of Rio de Janeiro on June 29, 2016 granting the processing of the request for judicial reorganization submitted in Brazil, under the terms of Law No. 11,101/05 and the Brazilian Corporation Law.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Notice to the Market.

Rio de Janeiro, August 21, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization